Exhibit 99.2

THE CHILDREN’S PLACE, INC.

To Our Shareholders:

The full transition of governance of The Children’s Place, Inc. (“TCP” or the “Company”) was made on March 8, 2024. We took governance in the faith that we can protect and compound, at a reasonable rate of return, the per-share intrinsic value of TCP benefitting all fellow shareholders with whom I am aligned. This letter is intended for long-term shareholders who have a serious interest in their holdings, as distinguished from speculators. Had our positions been reversed, this Honest-to-God letter would have been what I wanted.

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Point to Ponder

Companies governed by a controlled shareholder can make change happen decisively and quickly. In last year's letter to fellow shareholders, I stated the following:

“We will take steps to shape a culture where talented individuals, i.e., intelligent, energetic and ethical who think like owners can prosper. A decentralized culture assumes autonomy, and that can’t be achieved without trust in team leaders … We will seek to create a culture that can attract, empower, retain and incentivize such first-class worthy individuals so that we sail in the same boat, and maintain a competitive edge in the ever-evolving business landscape. Eventually, we will seek for TCP to have a culture of a seamless web of deserved trust, ownership mentality and a sense of responsibility.”

We have taken a complete 180° top-down approach to restructuring the senior leadership team. Only three out of the former ten senior executives remain in TCP. I believe the present senior leadership team is ethical, energetic and anti-bureaucratic, qualities which are much needed in transformational reforms, turnaround situations, and to effect change in general.

As companies grow, they often risk losing the very essence of what made them successful— entrepreneurial spirit. The agility, adaptability, relentless execution, bold decision-making and willingness to take risks that define a startup can fade under the weight of bureaucracy and institutional inertia. Scaling while maintaining that drive can help extend a company’s shelf life.

A fish rots from the head down, old saying goes. I reckon culture has to come from the top, as it has a trickle-down effect, and talented individuals thrive in a trust-based culture where recognition, accountability and fairness are the norm. We have zero tolerance for dishonest and toxic behaviors, and people prefer to deal with those who keep their word. I steadily believe a TCP leader should do what is right even if no one is looking, and his and/or her word should be their bond, always. When we do things the right way, i.e., treat people fairly and squarely, make thoughtful decisions, and uphold the highest ethical standards, we can create lasting value that stands the test of time.

Good behavior never expires, and good intentions draw the universe to reward you in return.

Nothing is more rewarding than the immense joy of seeing first-class, worthy employees succeed. If we surround ourselves with good people and engage with those who share a win-win mentality, I am optimistic that our long-term performance will be decent. True ownership promotes long-term thinking, and we are taking moderate, incremental steps to extend TCP's shelf life and lay the foundation for a high-quality and free-cash-flow generative business.

Transforming an organization's culture is a marathon, and we are comfortable with the pace and magnitude of our progress so far. None of this would have happened without the support of Muhammad Umair and Jared Shure. As you continue to observe cultural improvements and SG&A rationalization along with an increase in productivity, you know who deserves the credit!

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Historical Facts

Below is a summary of selective historical financial data of The Children's Place, Inc.:

						Gross	Return on
Fiscal	Total	Cash From	SG&A	Free Cash	Profit	Profit	Invested
Year**	Revenue*	Operations*	Expenses*	Flows*	After Tax*	Margin*	Capital***
2014	1,761.3	161.4	470.7	89.2	56.9	35.3%	9.4%
2015	1,725.8	182.7	469.9	140.5	57.9	36.2%	10.3%
2016	1,785.3	199.3	454.1	164.6	102.3	37.6%	19.0%
2017	1,870.3	214.4	476.5	155.7	84.7	38.0%	15.7%
2018	1,938.1	139.9	498.3	68.8	101.0	35.3%	26.3%
2019	1,870.7	177.9	478.1	120.4	73.3	35.0%	19.0%
2020	1,522.6	(35.7)	428.2	(66.3)	(140.4)	21.9%	(42.3%)
2021	1,915.4	133.3	459.2	104.0	187.2	41.5%	41.3%
2022	1,708.5	(8.2)	461.0	(53.8)	(1.1)	30.1%	1.7%
2023	1,602.5	92.8	447.3	65.2	(154.5)	27.8%	(27.8%)
2024	1,386.3	(117.6)	405.6	(133.4)	(57.9)	33.1%	(5.5%)

*: Source: Public filings. All numbers are United States Dollars in Millions, rounded to the first decimal place.

**: Fiscal Year 2024 means the accounting year ended on February 1, 2025 (FY2023 ended on February 3, 2024).

***: Source: Bloomberg. Invested Capital is reduced by short- and long-term operating lease liabilities under ASC 842.

▪	TCP loss after tax for FY2024 was approx. $57.9 million compared to FY2023’s loss of approx. $154.5 million, primarily driven by strategic changes and operational efficiencies to improve profitability.
▪	TCP recorded an additional tax expense of approx. $68 million in FY2023, due to the valuation allowance on its deferred tax assets, which increased by a further $18 million in FY2024. The remaining balance of U.S. federal net operating losses of approx. $19 million is available to be utilized against future taxable income, subject to certain limitations.
▪	TCP total revenue declined by 13.5% in FY2024 compared to FY2023, primarily driven by proactively sacrificing unprofitable sales and prioritizing profitable sales.
▪	TCP SG&A expenses decreased by approx. $41.7 million in FY2024 compared to FY2023, primarily due to rationalizing marketing, cost structure and offshoring initiatives.
▪	TCP has high debt exposure currently, and the net interest expense was approx. $35.7 million for FY2024, compared to approx. $30 million for FY2023.
▪	TCP gross margins improved to 33.1% compared to FY2023’s 27.8%.
▪	TCP e-commerce as a percentage of retail sales remained over 53%.
▪	TCP maintained a total liquidity of approx. $85.5 million as of the end of FY2024.

The fiscal year 2024 has been transformative for TCP history. We are pleased but not satisfied. We urge you to lower expectations; we have a long way to go, and there is still work to be done to turn TCP into a cash-generative business, so shareholders’ patience is the most logical course…

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Thoughts and Strategic Initiatives

Rationalizing Sales, Promotions, Inventory, and Margins: Many companies prioritize growth at the expense of profitability—sometimes justifiably but often to excess. At TCP, we strive to strike the right balance, i.e., ensuring both that sales are profitable and that each incremental investment continues to generate strong, sustainable, long-term returns.

After implementing the minimum shipping threshold of $20 on February 1, 2024, and then increasing it to $40 on May 31, 2024, many customers responded positively by increasing their units per transaction to qualify for free shipping. This led to a natural decline in small-ticket orders, which we fully embraced. Additionally, we tested various minimum free shipping thresholds throughout the year to gauge customers’ reactions. We will continue to adjust the minimum order limit for free shipping based on our order fulfillment costs. This has already proven successful in lowering operating expenses for our e-commerce channel.

We seek to limit (gross) loss-making sales!

In recent years, TCP has heavily relied on promotional strategies to grow its digital presence and market share. However, this heavy reliance has not only eroded profit margins but has also significantly altered customers’ perceptions of both The Children’s Place and Gymboree brands. While there have been gains in our average unit retail, I believe that TCP has unintentionally cultivated behavioral habits among customers that encourage shopping during clearance and promotional events, shaping a perception that could undermine our core brand identity.

We have taken steps to optimize our promotion strategy, including redesigning banners on our website and in our stores, as well as changing the visual appearance and feel of our website from that of a “hard discounter” to a value brand where customers can find great designs at value prices.

However, since U.S. consumers are driven in part by promotions, promotions remain a crucial element in the competitive landscape. According to a recent Circana survey, the industry average for sales vs. not-on-sales is around 43%, and TCP has a higher promotional rate than the market average. We will continue to strive for the right balance for promotions and profitability through further investments in technology to optimize pricing decisions.

TCP’s inventory turnover has been on a declining trajectory since its inception. From 1997 to 2007, annual inventory turnover was approx. 5x to 6x; it dropped to 4.5x from 2008 to 2013, dropped again to 3.6x to 4x from 2014 to 2020, and now stands at approx. 2.8x. This decline has been caused by several factors, including but not limited to the mix of basics and fashion products, the heavy shift from stores to e-commerce, wholesale business with Amazon, channel-centric buying, and an inventory glut due to COVID-related supply chain challenges. I believe that we are on a path to optimizing inventory levels that will position TCP to increase inventory turns without compromising our revolving credit facility with banks.

The preceding commentary regarding sales promotions and inventory turnover remains valid under a normal business environment. However, in light of the evolving reciprocal tariffs, the existing excess low-cost inventory has become a valuable asset to TCP. We are continuously assessing the effect of newly announced tariffs from various countries and aim to adjust our strategies to sell the current low-cost inventory effectively and wisely.

Sales Channel Strategy : One of the first things we did was to dive deeper into understanding the unit economics of each channel's performance, which has also encouraged the respective teams to take ownership and accountability for their channels. We are still committed to following a digital-first omni-channel strategy. However, we plan to be opportunistic and seek to avoid blindly doubling down on one channel.

We plan to fine-tune our digital dependence by optimizing our efforts toward a more balanced model that includes strategic store expansion to strengthen brand presence and marketplace growth to reach new customer segments.

TCP generates 91% of its revenue from the United States and 9% from the rest of the world. Therefore, we are actively exploring new channels and seeking to enhance existing ones, including by more fully leveraging the benefits of TCP-owned brands through franchises globally and new marketplaces.

Channel diversification remains a central pillar to us, and we are focused on channel strategies that will leverage key partnerships, add new geographies, explore licensing and compelling collaborations to create culturally relevant moments that drive traffic and conversion and improve the average dollar sale. Several strategic collaborations are underway, and no spoilers just yet— but we look forward to making announcements in due course.

The Orphan “Brick and Mortar” Channel: I believe that the appearance and poor condition of TCP’s stores detract from the shopping experience of store customers and convey a single, unfortunate reality: our stores have become an orphan channel.

Over the past several years, no significant capital expenditures were directed towards our stores, aside from minor maintenance tasks. In my opinion, since COVID, TCP has not only closed too many stores too quickly but also transitioned too heavily from long-term to short-term leases for the remaining locations, leading landlords to shop us around.

Consequently, TCP was compelled to close dozens of profitable stores that we could not relocate within the same area. TCP had 924 stores at the end of FY2020 and 495 stores at the end of FY2024, a 46.4% decline. Approximately 300 of those stores that closed were profitable at the time of closure.

We are taking significant steps to stabilize our fleet of stores. We have hired Philip Ende as Head of Real Estate. Since November 2024, we have been making timely payments to landlords and have improved our success in renegotiating maturing leases. If you observe stability and potential growth in our profitable fleet, you know who deserves the credit!

In FY2024, we have not only rationalized store closures and repaired relationships with many landlords but also secured long-term leases for many of our profitable stores, recognizing over $3.9 million in net rent reductions through these renegotiations.

Historically, TCP stores were a key entry point for first-time shoppers. The reduction in our physical store locations has impacted traffic and first-time purchases, shifting the burden to digital acquisition. Fewer in-store visits mean fewer opportunities for cross-selling and basket-building, traditionally strong drivers of incremental revenue at TCP.

Coming out of the pandemic, we doubled down on e-commerce, which has helped sustain sales. TCP has a 54.5% e-commerce penetration as a percentage of retail sales in FY2024, which means we rely more heavily on paid digital marketing to drive customer acquisition, engagement and retention. However, as online competition has grown, advertising on social media platforms has become more expensive, which may erode margins.

In contrast, store sales remove these extra costs and serve as a cost-effective marketing tool, creating sensory experiences that can encourage impulse purchases and first-time purchases. While e-commerce is a TCP strength, it also places TCP in a highly competitive and cost-intensive battle. In the absence of strong product differentiation, loyalty programs, or pricing advantages, maintaining healthy long-term margins in e-commerce is challenging.

Therefore, we will strive to find the right balance between stores and e-commerce, and we will seek not to neglect our physical locations. From the acquisition of Gymboree in April 2019 until last year, we had not opened a standalone store as an independent brand. As a first step, we opened the first-ever standalone Gymboree store in November 2024. Thanks to our passionate associates—this opening wouldn’t be possible without you!

Time has come to rebuild the fleet and embark on a spree of opportunistically opening new stores. We plan to close the remaining few unprofitable stores, seek to improve low-contribution stores, protect our top-performing stores, and invest in improving and refreshing the fleet's overall appearance.

Depending on the macroeconomic environment and TCP’s liquidity, we plan to open 15 new stores across Gymboree and The Children’s Place brands by the end of FY2025. We are also exploring the idea of side-by-side stores, with the first of its kind expected to debut at Woodbury Common Premium Outlets in New York by the back half of FY2025.

We are working with a leading retail and architectural design firm to redesign our stores, creating a renewed visual experience for The Children's Place and Gymboree as independent brands. The objective is to craft something that attracts, retains, and delights customers of these two distinct brands, addressing the needs of two different sets of customers.

We plan to make decisions on every detail, including but not limited to colors, lighting, materials, and store layout. We also plan to make deliberate decisions to enhance product display, assortment, the circulation of main zones and all operational necessities. Making both stores lively is much needed, and the work we are doing now will set the cornerstone and serve as a guidebook for a scalable rollout.

We expect the redesign of the concept to be complete by the third quarter of FY2025.

We also added an AI tool to assist with real estate. This isn’t sales talk to impress AI enthusiasts. The benefits of this tool are numerous, including but not limited to access to customer traffic data (mall vs. our store), customer demographics (age, income, gender), insights on where our customers are coming from and/or going to, customer dwell time in our stores/malls, trade area analysis, event impact analysis for marketing campaigns, heat maps of foot traffic, a site selection tool, and economic development insights and traffic across other industries.

“Newness” in Designs and Product Mix: As TCP’s basic inventory penetration has grown, truly new designs in fashion have declined as a percentage of the total mix. TCP’s truly new designs have decreased in scale, particularly since the pandemic, which has partially contributed to sales decline, shorter customer retention, lower conversion rates (since fashion products tend to attract customers back more frequently than basic products), lower margins (since fashion products tend to have higher margins than basic products), and lower inventory turnover (since fashion products tend to turn over many times faster than basic products).

Due to the absence of truly new designs, a shift from stores to e-commerce within a short period, and Amazon’s significant share in the wholesale channel, TCP, in my opinion, has become more of a retailer offering basic products than a destination where customers hunt for fashion products.

TCP also moved away from exclusive designs for stores to exclusive designs online only, resulting in a decline in customer traffic, conversion rates and sales at our physical locations. Early last year, we began testing an increase in fashion inventory at selected stores, and after observing improved sales and margins, we rolled this strategy out to the entire fleet.

We are updating and changing our product offering. We are restoring a balanced product mix of basics and fashion-forward products, with a focus on higher margins, new designs, implementing good/better/best assortment tiers, and testing strategies.

As part of our overall strategy to strengthen brand positioning, drive cultural relevance, and modernize the look and feel of the brand across all consumer touchpoints, Claudia Lima-Guinehut, our Brand President, and Jennifer Groves, our Senior Vice President of Design and Brand, are tirelessly working to bring fresh designs and an exciting new product mix to TCP customers. If you discover and love the new designs and collaborations in late 2025 and beyond, you know who deserves the credit!

Our Brands and The Hidden Gem “Gymboree”: TCP launched Sugar & Jade in 2021 as a direct-to-consumer sub-brand to enhance customer lifetime value and retention. Sugar & Jade offers trend-driven fashion tailored to tween girls, with key categories including dresses, swimwear, fashion tops and bottoms. It was available exclusively online. We are evolving Sugar & Jade into an omni-channel brand with a target to be present in 50 of The Children's Place stores by Spring 2025, as this may strengthen our position in the tween market, helping us retain customers as they transition out of our core brand. The testing has been quite successful, with Sugar & Jade ranking among the top-performing products in dresses and swimwear within the test stores. We plan to continue this rollout into additional locations through Fall 2025 and Spring 2026.

PJ Place was originally introduced to capitalize on the success of adult sleepwear in our family's sleepwear collection. Launched ahead of the holiday season in 2022 as a distinct brand for teens and young adults, we are now transitioning PJ Place from a sub-brand to a strategic sub-category, to align it more closely with our core business. We intend for PJ Place to reinforce our leadership in kids' and family sleepwear, especially during the holiday season, when the demand for coordinated family sleepwear peaks. By leveraging our existing customer base and optimizing our sleepwear offerings, we aim to establish PJ Place as the premier destination for sleepwear within The Children’s Place ecosystem.

This strategic evolution of Sugar & Jade and PJ Place is intended to strengthen our ability to retain customers longer, drive incremental revenue, and maximize lifetime value across our portfolio of brands. Both brands' revenue as a percentage of TCP’s total revenue is currently not significant. Sugar & Jade currently accounts for 1.5% of the total revenue, while PJ Place is less than 1%. However, our total annual sleep volume remains a significant part of our total sales, which is why PJ Place is well-positioned to serve as a marketing tool for us and as a one-stop shop for parents. PJ Place is currently exclusively online, while Sugar & Jade is just expanding into stores this Spring. For reference, 30% of total Sugar & Jade sales are now generated from stores, highlighting the opportunity for expansion.

Gymboree, on the other hand, was once a very strong player with a loyal customer base. I believe that TCP, owning a portfolio of brands, should be conscious of the value propositions it offers between The Children’s Place and Gymboree brands. The former is a value brand serving value-conscious customers, and the latter is a premium brand serving high-end customers.

Before Gymboree filed for bankruptcy in early 2017, it had annualized revenue of approximately $1.2 billion, of which approximately 64% ($768 million) belonged to the Gymboree brand, and the rest came from Crazy 8 and others. There were approximately 760 Gymboree stores at the time, which translated into $1 million in revenue per store per annum.

In April 2019, TCP paid $76 million in cash to acquire the intellectual property of Gymboree and Crazy 8. It took some time for TCP to relaunch Gymboree products; finally, in February 2020, TCP introduced Gymboree products in TCP’s own stores (shop-in-shop strategy). In August 2022, TCP also launched Gymboree on Amazon.

I believe that the shop-in-shop strategy while providing additional sales volume in certain stores, was not the most effective way to scale the brand from a brick-and-mortar perspective, partially because The Children’s Place and Gymboree brands have different customer segments and shop-in-shops do not allow the brands to be differentiated from each other.

At Gymboree, we plan to shift away from the promotional mentality. At TCP, we are in the process of building a “Chinese wall” between Gymboree and other brands internally so that each gets the right attention in terms of positioning, design, pricing, and overall strategy.

Gymboree will position itself as a semi-luxury children’s brand centered on everyday luxury and timeless outfits, not fast fashion. We will prioritize quality over price competition and fleeting trends, distancing ourselves from the mass market. Our products will emphasize craftsmanship, timeless style, and premium quality designed to last at an affordable price. Gymboree currently accounts for just 5.5% of total revenue, and we intend to increase the size of this pie.

Efficient Marketing Spend: Historically, TCP spent 2.7% to 3.3% of its revenue on advertising during the FY2003 to FY2009 period, which decreased to a range of 1.5% to 2.3% during FY2010 to FY2021. In the last three years, TCP’s advertising spending rose to 3.2%, 6.2% and 5%, of its revenue in FY2022, FY2023, and FY2024, respectively.

Our closest competitor, despite having a different sales channel mix, manages its advertising expenditure under 3% of its revenue. While TCP has a higher proportion of revenue from e-commerce compared to its past and in relation to its closest peer, we aim to achieve more with less capital and without losing momentum.

We will seek to prioritize the highest return on advertising spend, focus on the most efficient performance channels, and reduce wasteful spending. We are willing to increase our advertising expenditure if it leads to higher profitable sales.

To improve customer retention and conversion rates, we intend to enhance brand relevance and awareness with compelling products and precise segmentation to target the right consumer cohorts. Our past marketing efforts have been too broad, limiting core customer growth. We recently hired Smeeta Khetarpaul as Head of Marketing to lead efforts in this area. If you see efficient marketing spending alongside stronger sales, you know who deserves the credit!

Segmentation and Customer Service: We are in the process of conducting a new customer segmentation study and brand positioning to identify audience opportunities to distinguish The Children's Place from Gymboree as well as improve brand differentiation against our peers. This study is expected to be activated by the fourth quarter of FY2025 and will help ensure that we drive personalization, creative needs, and messaging across all channels.

We are making significant changes to serve customers, intended to evolve from transactional interactions to journey interactions and solution-oriented problem-solving. During 2024, customers may have experienced difficulties reaching Customer Service, leading to a negative and frustrating experience. However, in early 2025, 99.35% of calls were answered within 3 minutes of dialing our Customer Service line. Our geographic relocation and offshoring have enabled us to increase headcount at a lower labor cost.

In the past, business hours of our call center were from Monday to Friday, 9 am to 5 pm, 65% of calls were answered within 3 minutes, the average handle time was 8.31 minutes, Google reviews were ignored, there was no dedicated email team and the email response time was on average more than 10 days.

Currently, however, business hours are from Monday to Friday, 9 am to 9 pm, and on Saturday from 9 am to 5 pm, 99.35% of calls are answered within 3 minutes, the average handle time is 6.57 minutes, we seek to respond to all new Google reviews, we have a dedicated email team and emails are generally responded to within 24-48 hours.

Customer lifetime value has been in constant decline over several years. We are seeking to rebuild customer lifetime value by serving customers right, introducing new designs, expanding stores to drive omni-channel customer growth, and strengthening the loyalty program. I believe that in everything, we must start with customers, TCP’s oxygen, and look into every way to delight them.

A New Loyalty Program and Unified Data: As digital penetration increases, the ability to personalize, engage, and retain customers through loyalty and customer relationship management initiatives has become more critical than ever. In its current form, our loyalty program is not user-friendly and is not integrated with our Private Label Credit Card (“PLCC”). We also lack relevant rewards and real-time customer insights, limiting personalization and targeting.

85% of our customers are loyalty members; although we had a slightly better retention rate in FY2024 than FY2023, active rates, redemption rates, and repeat purchases have generally been underperforming.

PLCC customers are higher spenders and represent 18% of our total sales, shopping 4.8x per annum vs. 2.1x for non-loyalty customers, and only 10% of active customers have a PLCC. Historically, stores were a strong driver of PLCC sign-ups, so with a lower store count, we reduced our ability to market our PLCC.

We are investing in a new loyalty program powered by a first-class unified customer data platform. The objective is to unify all customer data from various sources (e.g., e-commerce, stores, loyalty, customer relationship management) into one platform for a 360-degree customer view, allowing personalized experience and rewards based on preferences and interactions.

Currently, we are not measuring customer satisfaction, but we will seek to do so as part of our new loyalty program. We also aim to leverage data analytics to guide decisions across product development, marketing, and customer service, enhancing our omni-channel experience and improving targeting for better retention and repeat purchases.

The new loyalty program will allow us to evolve from a transactional model to an integrated one with tiered memberships, exclusive perks, and increased rewards to drive higher spending. We plan to incorporate gamification to encourage engagement through check-in incentives and personalized challenges, alongside a focus on socially responsible rewards and community initiatives to enhance brand affinity beyond discounts.

Additionally, we will integrate it with our PLCC to boost cardholder benefits to drive adoption and cardholder retention. We expect the new loyalty program to be operational by the fourth quarter of FY2025.

Moving forward, introducing compelling designs and product mix, efficient marketing spending, strategic collaborations, expanding stores, revitalizing the loyalty program, and enhancing digital engagement and personalization will be crucial for improving retention, increasing conversion rates, and maximizing customer lifetime value.

Expansion of South East Distribution Center (the “SEDC”): Upon completion, this expansion is expected to save us approx. $7 million in rent paid to third parties and offsite warehouses. Additionally, we anticipate significantly higher annualized benefits by improving the fulfillment cost per unit. Based on our estimates and pending negotiations, the payback period for this capital allocation is projected to be less than three years.

We expect the SEDC expansion to be completed in early 2026.

TCP collaborated with the City of Fort Payne, DeKalb County, the State of Alabama, and the Tennessee Valley Authority, our electricity provider, to maximize available incentives for the SEDC expansion. Through these joint efforts, we have secured approx. $8.9 million in total incentives spread over several years.

We appreciate the support from these esteemed entities and the relentless efforts of Vincent Williams, Dale Reece, and Sahil Patel under the leadership of Rajat Jain.

Sourcing : Over the last several years, partially due to supply chain challenges stemming from COVID, TCP has not really focused on challenging the competitiveness of its sourcing function. The Children’s Place is a value brand (excluding Gymboree, of course), and thus, we must religiously save every single penny we can in various cost components, out of which sourcing is the largest component.

Efficiency is essential for maintaining a competitive edge as a low-cost producer and value brand; therefore, we intend to champion and strengthen our vendor relationships and ensure goods are sourced at optimal speed and cost.

We intend to create a vendor self-certification program to bring cost efficiencies in quality control. We are also doing a complete review of other cost components in sourcing, e.g., duties and logistics, with the objective of making cost per unit more competitive and optimizing savings.

I believe part of the reason for TCP’s excessive inventory and low inventory turns was the heavy channel-centric inventory sourcing. This not only resulted in an over-inventory of certain products but also caused operational inefficiencies at the distribution center.

We have taken steps to address this matter. Currently, with the exception of Amazon exclusives, inventory sourcing and management are omni-channel. We believe that the expansion of SEDC, once completed and fully operational, will further resolve these challenges and unlock benefits.

In today's rapidly changing global landscape, shaped by reciprocal tariffs imposed by various nations, the sourcing function within a US retail company like TCP has become increasingly crucial. We recently hired Kristin Clifford as Head of Sourcing to lead efforts in this area. As the sourcing cycle in retail companies requires considerable lead times, we expect it will take a few quarters before the results of these efforts are reflected. If our average unit cost decreases and the gross margins improve as a result, you know who deserves the credit!

Digital Transformation: TCP has 54.5% e-commerce penetration as a percentage of retail sales. Therefore, we regard information technology as a core function rather than a support function. Despite spending approximately $1 billion on information technology over the past 15 years, TCP still has many manual processes that need upgrading and/or automation.

The work is still in progress, but we intend to digitally transform TCP by partnering with strategic resources to help TCP save costs, drive efficiency, reduce operating costs wherever possible, digitize workflows, and ultimately develop solutions/products tailored to TCP.

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Other Information

We were able to raise additional capital of $90 million, of which $29.8 million in gross cash proceeds (Mithaq contributed $5.08 million in cash, and the rest came from other shareholders) was substantially used to prepay our revolving credit facility, and the remaining $60.2 million was used to pay off a substantial portion of Mithaq’s first term loan. While the rights offering was commenced in the fourth quarter, it was only completed after year-end on February 6, 2025, such that it will only be reflected in our balance sheet in the first quarter of fiscal 2025. Nevertheless, its successful closure has allowed us to improve our current liquidity position and gearing ratios. To all subscribing shareholders, thank you for your trust!

After reviewing various proposals, TCP’s Audit Committee has chosen BDO USA, P.C. as the independent accounting firm for the audit of FY2024. They served for the quarter ending August 3, 2024, and the remainder of the fiscal year ending February 1, 2025.

Those who do not thank people do not thank God. TCP is fortunate to have my long-term partner, Muhammed Asif Seemab, serving on its board. Few men are like him; he dedicates countless hours that exceed the expectations and understanding of ordinary boardrooms. Above all else, he is a model of unwavering integrity and is a man of virtue.

I will always seek to follow a tell-it-like-it-is policy, and we reckon, this is the best form of proper communication and is important, particularly when things do not go well, which is inevitable from time to time. We, like all candid boards and management, are not infallible.

Being designated as your Executive Chairman doesn't change my promise from last year; I have waived and will continue to waive all and any form of salary, fee, or compensation for my services. I do not need any monetary motivation other than to enhance the per-share intrinsic value of TCP.

Real rewards are derived from delaying gratification and prioritizing long-term outcomes.

Ultimately, share price volatility in public companies tends to take care of itself. I believe that, over time, a company's share price tends to reflect its underlying operating performance. Therefore, we urge current and prospective shareholders to focus on the underlying fundamentals of the business rather than get too concerned with the price quotations presented by Mr. Market1.

Our Annual Report on Form 10-K and other public filings filed with the U.S. Securities and Exchange Commission (“SEC”) set forth additional important information regarding our business, including our audited financial statements. Shareholders can access these documents on our website https://corporate.childrensplace.com and the SEC’s website https://www.sec.gov/edgar/.

April 11, 2025	Turki S. AlRajhi
Executive Chairman

[1]	Mr. Market: In 1949, Professor Benjamin Graham coined the term “Mr. Market” in his famous book, The Intelligent Investor. He elaborated on this concept in detail in Chapter 8, “The Investor and Market Fluctuations”. The “Mr. Market” metaphor represents the irrational or contradictory traits of the stock market and the risks of following groupthink. The seductive fellow named “Mr. Market” will knock on your door every day and offer you a price to either buy or sell your interest in a business, and investors have the liberty to either take the offer or ignore it. “Mr. Market” does not express any positive or negative feelings about your actions. The point is that price and value may disconnect widely, and intelligent investors should make rational decisions and never fall under the influence of “Mr. Market” while buying or selling any business.

General Note and Forward-Looking Statements

The statements set forth in this letter consist in large part of observations, opinions and assessments of the author regarding the past, present and future operational and financial performance of the Company that are inherently subjective and/or forward-looking in nature. Investors should form their own observations, opinions and assessments regarding such statements and consider such statements in the context of the below and the Company’s public filings. This letter contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements relating to the executive chairman of the Company’s current observations, opinions, assessments and future expectations with respect to the operational and financial performance of the Company and the Company’s strategic initiatives and results of operations, including total revenue, cash from operations, SG&A expenses, free cash flows, profits after tax, gross profit margin, return on invested capital, components of the foregoing, and reasons for the foregoing. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “project,” “expect,” “anticipate,” “estimate” “target,” “believes,” “continues,” “trends,” “potential,” “strategies,” “goal” and similar words, although some forward- looking statements are expressed differently. These forward -looking statements are based upon the Company’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results and performance, and/or actual plans and actions taken by the Company, to differ materially from those described in this letter. Some of these risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including in the “Risk Factors” section of its annual report on Form 10-K for the fiscal year ended February 1, 2025. Included among the risks and uncertainties that could cause actual results and performance to differ materially are the risk that the Company will be unable to achieve operating results at levels sufficient to fund and/or finance the Company’s current level of operations and repayment of indebtedness, the risk that changes in trade policy and tariff regimes, including newly imposed U.S. tariffs and any responsive non-U.S. tariffs, may impact our international manufacturing and operations or our customers’ discretionary spending habits, the risk that the Company will be unsuccessful in gauging fashion trends and changing consumer preferences, the risks resulting from the highly competitive nature of the Company’s business and its dependence on consumer spending patterns, which may be affected by changes in economic conditions (including inflation), the risk that changes in the Company’s plans and strategies with respect to pricing, capital allocation, capital structure, investor communications and/or operations may have a negative effect on the Company’s business, the risk that the Company’s strategic initiatives to increase sales and margin, improve operational efficiencies, enhance operating controls, decentralize operational authority and reshape the Company’s culture are delayed or do not result in anticipated improvements, the risk of delays, interruptions, disruptions and higher costs in the Company’s global supply chain, including resulting from disease outbreaks, foreign sources of supply in less developed countries, more politically unstable countries, or countries where vendors fail to comply with industry standards or ethical business practices, including the use of forced, indentured or child labor, the risk that the cost of raw materials or energy prices will increase beyond current expectations or that the Company is unable to offset cost increases through value engineering or price increases, various types of litigation, including class action litigations brought under securities, consumer protection, employment, and privacy and information security laws and regulations, risks related to the existence of a controlling shareholder, and the uncertainty of weather patterns, as well as other risks discussed in the Company’s filings with the SEC from time to time. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements (or any other observations, opinions and assessments of the executive chairman of the Company set forth in this letter) that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or any other change in the observations, opinions and assessments of the executive chairman of the Company.